EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                             Three months ended March 31,
                                              1999                   1998
                                  ----------------------- ----------------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic:
Net income                                  $   5,245                 $6,737
Average shares outstanding                     16,820                 16,642

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Basic EPS                                   $    0.31                  $0.40
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Diluted:
Net income                                   $  5,245                 $6,737

Average shares outstanding                     16,820                 16,642
Effect of dilutive securities:
  Employee stock options                            -                    138
  Contingently issuable stock                       5                      9
                                  ----------------------- ----------------------
Totals                                         16,825                 16,789

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Diluted EPS                                 $    0.31                  $0.40
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